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                                                                   EXHIBIT (99)A

                              [LETTERHEAD OF F&C]





                                                              September __, 1994

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of F&C Bancshares, Inc. ("F&C"). The meeting will be held at the Murdock Office of First Federal Savings Bank of Charlotte County, located at 1600 Tamiami Trail, Port Charlotte, Florida, on Thursday, October 13, 1994, at 4:00 p.m., Eastern Time.

      At the Annual Meeting, shareholders of F&C will consider and vote upon, in addition to the election of directors and the ratification of F&C's independent public accountants, the Agreement and Plan of Reorganization, dated as of June 14, 1994, among First of America Bank Corporation ("First of America"), First of America Acquisition Company ("Acquisition Sub") and F&C (including exhibits, the "Merger Agreement"). Pursuant to the Merger Agreement, (i) F&C will be merged with and into Acquisition Sub (the "Merger") and (ii) each share of common stock of F&C outstanding immediately prior to consummation of the Merger, other than shares held by shareholders who demand and receive payment of the fair value of his or her shares pursuant to the applicable provisions of the Florida Business Corporation Act, will be converted into and represent the right to receive shares of First of America common stock, plus cash in lieu of any fractional share.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT, WHICH THE BOARD BELIEVES IS IN THE BEST INTERESTS OF F&C'S SHAREHOLDERS.

      Enclosed is a Notice of Annual Meeting of Shareholders, a Prospectus/Proxy Statement containing a discussion of the Merger and other matters to be considered, a proxy card, and F&C's 1994 Annual Report to Shareholders. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the meeting, you may vote your shares in person whether or not you have previously submitted a proxy. It is important to understand that this transaction must be approved by the holders of a majority of all the outstanding shares and that the failure to vote will have the same effect as a vote against the Merger.

      Your continued support of and interest in F&C is appreciated.

                                    Sincerely,


                                    D. R. Witter, Jr.
                                    Chairman of the Board, President and
                                    Chief Executive Officer